EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

1. Fonix Systems Corporation, a Utah corporation, wholly owned by the Company (merged into Fonix Corporation effective September 1, 1999)

2.   Fonix/AcuVoice, Inc., a Utah corporation, wholly owned by the Company

3. Fonix/Articulate, Inc., a Utah corporation, wholly owned by the Company (merged into Fonix Corporation effective September 1, 1999)

4.   Fonix/Papyrus, Inc., a Utah corporation, wholly owned by the Company

5.   Fonix UK Ltd, wholly owned by the Company

6.   Fonix Sales, Korea Group, Ltd., wholly owned by the Company